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                                                                     EXHIBIT 11
                         BOWMAR INSTRUMENT CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE

- --------------------------------------------------------------------------------------
                                               SECOND QUARTER      FIRST SIX MONTHS
                                              FISCAL    FISCAL    FISCAL     FISCAL
                                              1996      1995      1996       1995
- --------------------------------------------------------------------------------------
PRIMARY NET INCOME PER
COMMON SHARE:

NET INCOME:
Net Income                                  $308,000   $687,000   $511,000  $1,149,000
Less: Dividends on Preferred Stock            90,000     90,000    180,000     180,000
                                           ---------  ---------  ---------  ----------
  Net Income Applicable to Common Stock     $218,000   $597,000   $331,000  $  969,000
                                           =========  =========  =========  ==========

SHARES:
Weighted Average Number of Common
  Shares Outstanding                       6,454,355  6,414,561  6,453,561   6,413,788

Number of Common Stock Equivalents
  Assuming Exercise of Options Reduced
  by the Number of Shares Which Could
  Have Been Purchased With the Proceeds
  From Exercise of Such Options              169,289    149,192    174,877     150,029
                                           ---------  ---------  ---------  ----------
Weighted Average Number of Shares
  and Common Stock Equivalents             6,624,184  6,563,753  6,628,506   6,563,817
                                           =========  =========  =========  ==========
PRIMARY NET INCOME PER
  COMMON SHARE                                 $0.03      $0.09      $0.05       $0.15
                                           =========  =========  =========  ==========
      --------------------------------------------------------------------------
FULLY DILUTED NET INCOME PER
  COMMON SHARE:

NET INCOME:
Net Income                                  $308,000   $687,000   $511,000  $1,149,000
                                           =========  =========  =========  ==========
SHARES:
Weighted Average Number of Shares
  and Common Stock Equivalents             6,624,184  6,563,753  6,628,506   6,563,817

Number of Shares of Common Stock
  Issued Upon Conversion of
  Preferred Stock                          1,599,467  1,599,467  1,599,467   1,599,467
                                           ---------  ---------  ---------  ----------
Weighted Average Number of Shares
  and Common Stock Equivalents
  Assuming Conversion of Preferred Stock   8,223,651  8,163,220  8,227,973   8,163,284
                                           =========  =========  =========  ==========
FULLY DILUTED NET INCOME PER
  COMMON SHARE (SEE NOTE)                                 $0.08                  $0.14
                                           =========  =========  =========  ==========

Note: For the second quarter and first six months of 1996, fully diluted Net Income per share is considered to be the same as primary Net Income per share since the effect of the potentially dilutive preferred stock is currently antidilutive.